Exhibit (c)(7)

Investment Banking Division

Presentation to

Keystone Holdings LLC

CONFIDENTIAL

December 11, 2002

Project Keystone

Overview of process

Overview of process

•                                Presented final proposed offer of $26.00 to the company’s advisors on Tuesday December 10, contingent upon final structure and contract issues being satisfactorily settled

•                                $26.00 price is contingent on receiving Trustee approval and final Board approval

•                                One step merger versus tender offer

Project Keystone

Chart of stock price from spin-off

•                                Overview of Keystone stock price from spin-off from ACX

Project Keystone

Control premiums

•                                Latest offer represents a control premium of 70.8%

—                       Company traded at approximately 36% of 52 week high prior to announcement

Project Keystone

Management’s revised financial model

Management’s revised financial model

•                                McDonald Investments received Management’s revised financial model on December 3

•                                Company’s Board was unwilling to provide model until the two parties were within acceptable range

•                                A number of changes but generally close to old model

—                       Projected revenue reduction of $2.5 million in 2003 and $22.7 million in 2004

—                       Projected EBITDA reduction of $2.6 million in 2003 and $5.1 million in 2004

Project Keystone

Management’s revised financial model ($ in thousands)

•                                Analyzing downside/organic growth case only

—                       Management model does not include approximately $2.0 million of public company SG&A expense savings

—                       Assumes no transaction

	McDonald Model			Management Model			Difference
	Budgeted			Budgeted			Budgeted
	2002P	2003P	2004P	2002P	2003P	2004P	2002P	2003P	2004P

Revenue	352,087	362,476	400,732	352,083	360,000	378,100	(4)	(2,476)	(22,632)

Gross Profit	49,799	63,566	67,181	50,074	60,390	61,806	275	(3,176)	(5,375)

Operating Expenses
Research & Development	10,194	10,331	12,093	10,106	9,188	9,200	(88)	(1,143)	(2,893)
SG&A	45,382	42,421	41,073	45,855	46,777	46,000	473	4,356	4,927
Other	20,678	2,000	2,000	0	0	0	(20,678)	(2,000)	(2,000)
Total Operating Expenses	76,254	54,752	55,166	55,961	55,965	55,200	20,293	(1,213)	(34)

Operating Income	(26,455)	8,814	12,016	(5,887)	4,425	6,606	20,568	(4,389)	(5,410)

Net Income	(22,200)	2,655	4,767	(22,176)	(2,111)	(726)	24	(4,766)	(5,493)

EBITDA	18,696	32,975	37,713	16,968	30,425	32,606	(1,728)	(2,550)	(5,107)

Project Keystone

Management’s revised financial model ($ in thousands)

•                                Analyzing downside/organic growth case only

—                       Management model has approximately $4 million less in cash and $3 million less in capital expenditures

—                       Assumes no SG&A savings and no transaction

	McDonald Model			Management Model			Difference
	Budgeted			Budgeted			Budgeted
	2002P	2003P	2004P	2002P	2003P	2004P	2002P	2003P	2004P

Assets
Cash	57,051	66,881	78,346	56,840	63,252	74,426	(211)	(3,629)	(3,920)
Total Current Assets	165,564	176,704	196,927	166,281	177,019	191,954	717	315	(4,973)
P,P&E	146,397	136,972	126,643	146,797	132,797	118,797	400	(4,175)	(7,846)
Total Assets	373,962	375,675	385,570	375,078	361,816	362,751	1,116	(13,859)	(22,819)

Total Liabilities and Equity
Total Current Liabilities	96,672	95,730	100,859	52,650	50,250	51,911	(44,022)	(45,480)	(48,948)
Long-term debt	100,000	100,000	100,000	100,000	100,000	100,000	0	0	0
Total Liabilities	199,321	198,379	203,508	199,319	187,919	189,580	(2)	(10,460)	(13,928)

Stockholder’s Equity	174,640	177,296	182,063	175,759	173,898	173,171	1,119	(3,398)	(8,892)
Total Liabilities and Equity	373,962	375,675	385,570	375,078	361,817	362,751	1,116	(13,858)	(22,819)

Project Keystone

Proposed transaction financing

Proposed transaction financing

•                                Wells Fargo facility has been verbally amended

Summary terms:

—	Permanent size:	$140 million
—	Interest rate:	3-month LIBOR plus 80-145 (2.20%—2.85%)
—	Term:	5 year bullet
—	Coverage:	2.5x$200 million (7.7 million RKY shares)
—	Margin call:	Collateral at $280 million (RKY shares at $36)
—	Compensating balance:	$5-$25 million (includes several entities)
—	RKY Dividend flow:	To Trusts through control accounts
—	Closing:	After signed merger agreement
—	Funding:	At closing

Project Keystone

Proposed transaction financing ($ in thousands)

•                                Sources and uses analysis

Amount
Sources:
Trust	$50,000
Company	34,652
Borrowings	140,000
Total Sources	$224,652

Uses:
Shares Outstanding	11,734
Family Shares (28%)	3,285
Shares to be Purchased (1)	8,448
Price	$26.00
Total Price	$219,652
Transaction Expenses (2)	5,000
Total Uses	$224,652

(1)         Exact number unkown but expected to be lower.

(2)         Exact amount unknown.

Project Keystone

Proposed transaction financing ($ in thousands)

•                                Debt and interest expense analysis

	Amount	Rate
Debt Schedule:
Existing Trust Debt	$100,000	7.5%
New Trust Debt	50,000	7.5%
Total Trust Debt	150,000	7.5%
Bank Debt	140,000	2.2%
Total Debt	$290,000	4.9%

	Existing	New	Total
Interest Expense
Trust	$7,500	$3,750	$11,250
Bank Debt	0	3,080	3,080
Total Interest Expense	$7,500	$6,830	$14,330

Project Keystone

Proposed transaction financing ($ in thousands)

•                                Interest coverage

—                       Adjusted net income for additional interest expense and SG&A savings

	2003	2004
EBT	(3,325)	(1,144)
S,G & A Savings	2,000	2,000
Additional Interest Expense	(6,830)	(6,830)
Adjusted EBT	(8,155)	(5,974)
Tax Rate	0.0%	0.0%
Adjusted Net Income	(8,155)	(5,974)
Free Cash Flow (1)	5,845	8,026

(1) Defined as adjusted net income plus dep. and amortization less cap. ex.

Project Keystone

Proposed transaction financing ($ in thousands)

•                                Interest coverage sensitivity analysis (2003)

	Free Cash Flow
	Interest Rate
	2.0%	3.0%	4.0%	5.0%	6.0%
$25.00	6,294	4,978	3,663	2,347	1,032
$26.00	6,125	4,725	3,325	1,925	525
Change	(169)	(253)	(338)	(422)	(507)

•                                Interest coverage sensitivity analysis (2004)

	Free Cash Flow
	Interest Rate
	2.0%	3.0%	4.0%	5.0%	6.0%
$25.00	8,475	7,159	5,844	4,528	3,213
$26.00	8,306	6,906	5,506	4,106	2,706
Change	(169)	(253)	(338)	(422)	(507)

Project Keystone

Debt retirement options

Debt retirement options

•                                Limited ability to retire debt from operations in 2003 and 2004

•                                Company is highly unlikely to have retired all debt by 2007 from operations

Possible debt retirement options:

•                                Refinance at company level

•                                Possible sale of assets

Project Keystone

Debt retirement options - example ($ in thousands)

•                                Sensitivity of Semiconductor business revenues and potential sale multiples

—                       $26.00 per share purchase price leads to $140 million of new bank debt

—                       Semiconductor peaked at $266 million in 2000

	Semiconductor Transaction Proceeds
	Revenue Multiple
	0.4x	0.5x	0.6x	0.7x	0.8x
$180,000	72,000	90,000	108,000	126,000	144,000
$200,000	80,000	100,000	120,000	140,000	160,000
$220,000	88,000	110,000	132,000	154,000	176,000
$240,000	96,000	120,000	144,000	168,000	192,000
$260,000	104,000	130,000	156,000	182,000	208,000
$280,000	112,000	140,000	168,000	196,000	224,000
$300,000	120,000	150,000	180,000	210,000	240,000

Project Keystone

Next steps/discussion

Next steps/discussion

•                                Trustee consideration of $26.00 per share offer

•                                McDonald fairness opinion contingent on committee approval

•                                If Trustees so instruct, merger agreement is likely to be fully negotiated on or around Saturday December 14

•                                Company put in play

—                       Topping fee of $5 million sought for Keystone Holdings if company sold to another bidder

•                                One step merger process likely to be completed in March

Project Keystone

Investment Banking Division

Presentation to

Keystone Holdings LLC

CONFIDENTIAL

December 11, 2002